Exhibit 99.1
hhgregg Announces Third Fiscal Quarter Operating Results
Third Quarter Summary

•	Net sales decreased 11.6% to $707.1 million

•	Comparable store sales decreased 11.2%

•	Tenth consecutive quarter of positive comparable store sales for the appliance category

•	Net income per diluted share was $0.17 versus net income per diluted share of $0.51 in the prior year quarter

•	The Company repurchased 1.0 million shares of its common stock for $15.6 million under its share repurchase program
INDIANAPOLIS, January 30, 2014 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(unaudited, amounts in thousands, except share and per share data)	2013	2012	2013	2012
Net sales	$707,053	$799,635	$1,800,290	$1,877,127
Net sales % decrease	(11.6)%	(3.6)%	(4.1)%	(0.1)%
Comparable store sales % decrease (1)	(11.2)%	(9.7)%	(6.4)%	(8.3)%
Gross profit as a % of net sales	26.8%	27.3%	28.4%	28.7%
SG&A as a % of net sales	18.7%	17.4%	20.7%	20.4%
Net advertising expense as a % of net sales	5.2%	4.8%	5.2%	5.2%
Depreciation and amortization expense as a % of net sales	1.5%	1.3%	1.8%	1.6%
Income from operations as a % of net sales	1.3%	3.7%	0.8%	1.4%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net income	$5,048	$17,389	$7,466	$15,448
Net income per diluted share	$0.17	$0.51	$0.24	$0.44
Net income per diluted share, as adjusted (2)	$0.17	$0.52	$0.25	$0.45
Weighted average shares outstanding—diluted	30,387,251	33,985,113	31,117,896	35,168,497
Number of stores open at the end of period	228	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)	Amounts are adjusted to exclude impairment charges. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $5.0 million, or $0.17 per diluted share, for the three month period ended December 31, 2013, compared with net income of $17.4 million, or $0.51 per diluted share, for the comparable prior year period. For the nine month period ended December 31, 2013, the Company reported net income of $7.5 million, or $0.24 per diluted share, compared with net income of $15.4 million, or $0.44 per diluted share for the comparable prior year period. Third fiscal quarter 2014 results include a $0.3 million ($0.2 million after-tax) charge related to impairment for one store. Net income, as adjusted for this item, for the three month period ended December 31, 2013 was $5.2 million, or $0.17 per diluted share, as adjusted. Net income, as adjusted for this item for the nine month period ended December 31, 2013 was $7.7 million, or $0.25 per diluted share, as adjusted. Third fiscal quarter 2013 results include a $0.5 million ($0.3 million after-tax) charge related to impairment for one store. Net income, as adjusted for this item, for the three month period ended December 31, 2012 was $17.7 million, or $0.52 per diluted share, as adjusted. Net income, as adjusted for this item for the nine month period ended December 31, 2012 was $15.8 million, or $0.45 per diluted share, as adjusted. The decrease in net income for the three months ended December 31, 2013 was largely due to a comparable store sales decrease of 11.2% and a decrease in gross margin. The decrease in net income for the nine month period was largely due to a comparable store sales decrease of 6.4% and a decrease in gross margin.

Dennis May, President and CEO commented, “As previously reported, our sales of consumer electronics and computing and wireless products were significantly below our expectations during the quarter. The broad distribution of these categories across a variety of retail formats combined with the intensely promotional environment led to a challenging operating environment for hhgregg. While disappointed with the holiday industry trends, we took a balanced approach, choosing not to fully participate in the heavy promotional environment and proactively managing our inventory levels to match the product demand of our business."
Mr. May continued, "The broadening distribution and heightened promotional nature of the consumer electronics category during the holiday period reinforces our strategic decision to continue transforming our business toward a broader assortment of home products, including appliances and home furnishings. We remain pleased with the strength of these products, with the third fiscal quarter representing our tenth consecutive quarter of comparable store sales increases in the appliance category. We plan to continue to invest in initiatives to drive profitable sales and customer traffic in these categories and management remains committed to transforming the Company's sales mix and broadening its reach to both new and existing customers."
Net sales for the three months ended December 31, 2013 decreased 11.6% to $707.1 million from $799.6 million in the comparable prior year period. The decrease in net sales for the three month period was primarily the result of a comparable store sales decrease of 11.2%. Net sales for the nine months ended December 31, 2013 decreased 4.1% to $1.8 billion from $1.9 billion in the comparable prior year period. The decrease in net sales for the nine month period was the result of a comparable store sales decrease of 6.4%.
Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2013 and 2012 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Appliances	41%	35%	47%	42%	1.5%	6.1%	3.8%	4.4%
Consumer electronics (1)	43%	48%	38%	44%	(19.7)%	(24.1)%	(18.8)%	(21.7)%
Computing and wireless (2)	12%	14%	10%	11%	(24.5)%	15.1%	(12.4)%	12.7%
Home products (3)	4%	3%	5%	3%	36.1%	23.4%	57.7%	5.4%
Total	100%	100%	100%	100%	(11.2)%	(9.7)%	(6.4)%	(8.3)%

(1)	Primarily consists of accessories, audio, personal electronics and televisions.

(2)	Primarily consists of computers, mobile phones and tablets.

(3)	Primarily consists of fitness equipment, furniture and mattresses.
The decrease in comparable store sales for the three months ended December 31, 2013 was driven primarily by a decrease in comparable store sales in the consumer electronics and computing and wireless categories, partially offset by an increase in the appliance and home products categories. The appliance category increase in comparable store sales was driven by an increase in units sold. The home products category increase in comparable store sales was a result of sales of furniture and fitness equipment. The consumer electronics category comparable store sales decline was driven primarily by a double digit comparable store sales decrease in video, largely resulting from our strategy of not fully participating in the increased promotional offerings that occurred across a variety of retail formats during the three months ended December 31, 2013. The computing and wireless category decrease in comparable store sales was driven by a decrease in demand for laptop computers and mobile phones and a lower average selling price for tablets.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased for the three months ended December 31, 2013 to 26.8% from 27.3% for the comparable prior year period. The decrease is due to a decline in gross profit margin rates across all categories primarily due to the promotional nature of this holiday season.
SG&A expense, as a percentage of net sales, increased 130 basis points for the three months ended December 31, 2013 compared to the prior year period. The increase in SG&A as a percentage of net sales was a result of increases in wage expense, occupancy costs, and product services as a percentage of net sales, primarily due to the deleveraging effect of the net sales decline.

Net advertising expense, as a percentage of net sales, increased 39 basis points during the three months ended December 31, 2013 compared to the prior year period. While the Company reduced its gross advertising spend from the prior year, the increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline.
Depreciation expense, as a percentage of net sales, increased 22 basis points for the three months ended December 31, 2013 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline.
Our effective income tax rate for the three months ended December 31, 2013 decreased to 38.2% from 39.1% in the comparable prior year period. The decrease in our effective income tax rate was primarily the result of an increase in federal and state income tax credits recognized compared to the comparable prior year period.

Share Repurchase
During the third quarter ended December 31, 2013, the Company repurchased 962,893 shares of its common stock at a total cost of $15.6 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 16, 2013 and expires on May 22, 2014. As of December 31, 2013, the Company had available approximately $10.1 million authorized to repurchase shares of common stock under the current share repurchase program.
Guidance
The Company expects net income per diluted share to be within a range of $0.30 to $0.40 for fiscal 2014 a reduction from our previous range of $0.75 to $0.90 for fiscal 2014.
Included in the Company’s guidance are the following annual assumptions:

•	Fiscal 2014 comparable store sales of negative 7.0% to negative 5.5% from our previous assumption of negative 3.5% to negative 2.0%

•	Fiscal 2014 net sales change of negative 5.5% to negative 4.0% from our previous assumption of negative 1.5% to flat

•	New store openings of zero in fiscal 2014 from our previous assumption of one new store opening in fiscal 2014

•	Fiscal 2014 capital expenditures in the range of $26 million to $28 million from our previous range of $28 million to $32 million

•	The impact of year to date share repurchase activity of 2.5 million shares at a cost of $39.9 million

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended December 31, 2013, on Thursday, January 30, 2014 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, tablets, wireless devices, consumer electronics, home furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including with respect to shifts in our sales mix, new products categories and offerings, and our net income per diluted share guidance for fiscal 2014.. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices and price competition on net sales; its ability to anticipate changes in consumer preferences and maintain positive brand perception and recognition; competition in existing, adjacent and new metropolitan markets; competition from Internet retailers; ability to modify its product mix based on changes in consumer trends and preferences; industry wide declines in the consumer electronics category; ability to reduce reliance on the consumer electronics category; impact of our sales mix and ability to focus on home products; its ability to effectively execute its strategic initiatives; its ability to maintain the security of customer, associate or Company information; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to meet the financial performance guidance provided to the public; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-K filed May 20, 2013 and in our Quarterly Report on Form 10-Q filed with the SEC on January 30, 2014. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In thousands, except share and per share data)
Net sales	$707,053	$799,635	$1,800,290	$1,877,127
Cost of goods sold	517,773	581,450	1,288,295	1,338,136
Gross profit	189,280	218,185	511,995	538,991
Selling, general and administrative expenses	132,360	139,303	372,059	383,871
Net advertising expense	36,964	38,715	93,399	98,085
Depreciation and amortization expense	10,785	10,416	32,229	29,673
Asset impairment charges	310	504	310	504
Income from operations	8,861	29,247	13,998	26,858
Other expense (income):
Interest expense	695	704	1,856	1,692
Interest income	(2)	(3)	(9)	(8)
Total other expense	693	701	1,847	1,684
Income before income taxes	8,168	28,546	12,151	25,174
Income tax expense	3,120	11,157	4,685	9,726
Net income	$5,048	$17,389	$7,466	$15,448
Net income per share
Basic	$0.17	$0.51	$0.24	$0.44
Diluted	$0.17	$0.51	$0.24	$0.44
Weighted average shares outstanding-basic	29,915,307	33,934,383	30,617,856	35,099,660
Weighted average shares outstanding-diluted	30,387,251	33,985,113	31,117,896	35,168,497

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	73.2	72.7	71.6	71.3
Gross profit	26.8	27.3	28.4	28.7
Selling, general and administrative expenses	18.7	17.4	20.7	20.4
Net advertising expense	5.2	4.8	5.2	5.2
Depreciation and amortization expense	1.5	1.3	1.8	1.6
Asset impairment charges	—	0.1	—	—
Income from operations	1.3	3.7	0.8	1.4
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
Income before income taxes	1.2	3.6	0.7	1.3
Income tax expense	0.4	1.4	0.3	0.5
Net income	0.7	2.2	0.4	0.8
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013, MARCH 31, 2013 AND DECEMBER 31, 2012
(UNAUDITED)

	December 31, 2013	March 31, 2013	December 31, 2012
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$2,662	$48,592	$15,522
Accounts receivable—trade, less allowances of $45, $1 and $25 as of December 31, 2013, March 31, 2013 and December 31, 2012, respectively	23,590	24,271	20,674
Accounts receivable—other	22,745	18,748	30,510
Merchandise inventories, net	384,172	315,562	438,378
Prepaid expenses and other current assets	13,648	5,567	5,083
Income tax receivable	734	1,414	1,114
Deferred income taxes	7,093	5,758	10,371
Total current assets	454,644	419,912	521,652
Net property and equipment	204,191	217,911	224,026
Deferred financing costs, net	2,469	1,992	2,158
Deferred income taxes	35,249	35,252	34,663
Other assets	1,652	1,354	1,173
Total long-term assets	243,561	256,509	262,020
Total assets	$698,205	$676,421	$783,672
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$150,528	$150,333	$223,427
Line of credit	15,000	—	—
Customer deposits	46,656	38,042	40,271
Accrued liabilities	71,324	49,422	71,110
Income tax payable	4,048	2,145	3,616
Total current liabilities	287,556	239,942	338,424
Long-term liabilities:
Deferred rent	74,574	77,777	79,438
Other long-term liabilities	11,816	12,044	12,276
Total long-term liabilities	86,390	89,821	91,714
Total liabilities	373,946	329,763	430,138
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2013, March 31, 2013 and December 31, 2012, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,121,390, 40,640,743 and 40,611,411 shares issued; and 29,492,032, 31,468,453 and 33,338,522 outstanding as of December 31, 2013, March 31, 2013 and December 31, 2012, respectively	4	4	4
Additional paid-in capital	297,792	287,806	286,412
Retained earnings	162,116	154,650	144,729
Common stock held in treasury at cost, 11,629,358, 9,172,290 and 7,272,889 shares as of December 31, 2013, March 31, 2013 and December 31, 2012, respectively	(135,653)	(95,802)	(77,611)
Total stockholders’ equity	324,259	346,658	353,534
Total liabilities and stockholders’ equity	$698,205	$676,421	$783,672

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)

	Nine Months Ended
	December 31, 2013	December 31, 2012
	(In thousands)
Cash flows from operating activities:
Net income	$7,466	$15,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,229	29,673
Amortization of deferred financing costs	469	498
Stock-based compensation	4,151	3,882
Excess tax benefit from stock based compensation	(21)	(585)
Gain on sales of property and equipment	(437)	(216)
Deferred income taxes	(1,332)	3,575
Asset impairment charges	310	504
Tenant allowances received from landlords	2,101	8,424
Changes in operating assets and liabilities:
Accounts receivable—trade	681	(1,207)
Accounts receivable—other	(4,072)	(8,071)
Merchandise inventories	(68,610)	(155,969)
Income tax receivable	701	(1,356)
Prepaid expenses and other assets	(8,379)	1,240
Accounts payable	20,151	84,699
Customer deposits	8,614	11,278
Income tax payable	1,903	3,616
Accrued liabilities	21,902	23,759
Deferred rent	(5,229)	(4,099)
Other long-term liabilities	(28)	198
Net cash provided by operating activities	12,570	15,291
Cash flows from investing activities:
Purchases of property and equipment	(19,888)	(50,291)
Proceeds from sales of property and equipment	221	34
Net cash used in investing activities	(19,667)	(50,257)
Cash flows from financing activities:
Purchases of treasury stock	(39,851)	(30,041)
Proceeds from exercise of stock options	5,814	4,184
Excess tax benefit from stock-based compensation	21	585
Net (decrease) increase in bank overdrafts	(8,764)	12,153
Net borrowings on line of credit	15,000	—
Net (repayments) borrowings on inventory financing facility	(10,107)	4,322
Payment of financing costs	(946)	—
Payments received on notes receivable-related parties	—	41
Net cash used in financing activities	(38,833)	(8,756)
Net decrease in cash and cash equivalents	(45,930)	(43,722)
Cash and cash equivalents
Beginning of period	48,592	59,244
End of period	$2,662	$15,522
Supplemental disclosure of cash flow information:
Interest paid	$1,359	$226
Income taxes paid	$3,412	$7,509
Capital expenditures included in accounts payable	$406	$873

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF NET INCOME, AS ADJUSTED AND
DILUTED NET INCOME PER SHARE, AS ADJUSTED
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2013	2012	2013	2012
Net income as reported	$5,048	$17,389	$7,466	$15,448
Adjustments to net income:
Asset impairment charges	310	504	310	504
Tax impact of adjustments to net income	(124)	(202)	(124)	(202)
Net income, as adjusted	$5,234	$17,691	$7,652	$15,750
Weighted average shares outstanding – Diluted	30,387,251	33,985,113	31,117,896	35,168,497
Diluted net income per share as reported	$0.17	$0.51	$0.24	$0.44
Tax adjusted impact of above adjustments	$—	$0.01	$0.01	$0.01
Diluted net income per share, as adjusted	$0.17	$0.52	$0.25	$0.45
We believe that the non-GAAP measures described above provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating income, adjusted net earnings from continuing operations, and adjusted diluted earnings per share from continuing operations are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management makes standard adjustments for items such as asset impairments, as well as adjustments for other items that may arise during the period and have a meaningful impact on comparability.

The above information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2012, 2013 and 2014
(Unaudited)

	FY2012				FY2013				FY2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	173	180	204	208	208	210	223	228	228	228	228
Store Openings	7	24	4	—	2	13	5	—	—	—	—
Ending Store Count	180	204	208	208	210	223	228	228	228	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.